SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials

The Walt Disney Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

In connection with ongoing discussions between the Company and the proponents of the shareholder proposal on proxy access set forth in the Company’s Proxy Statement for the March 18, 2014 Annual Shareholder Meeting, the proponents have withdrawn the proposal and the proposal on proxy access will not be presented at the Annual Meeting.

The Company has amended the third paragraph of its Corporate Governance Guidelines relating to Board Leadership to read as follows:

The Chairman of the Board shall in the normal course be an independent director unless the Board concludes that, in light of the circumstances then present when any such decision is made, the best interests of shareholders would be otherwise better served. In any circumstances in which the Board determines that the best interests of shareholders would be better served by a Chairman that is not an independent director, the Board shall (a) provide a written statement in its next proxy materials discussing why the different arrangement is in the best interests of shareholders, (b) in connection with each proxy statement thereafter for an annual meeting after which the Board expects the arrangement to continue, determine whether the arrangement remains in the best interests of shareholders and include a written statement in the proxy materials giving the reasons for this determination, and (c) designate one independent Director to serve as Lead Director, with the duties and responsibilities described below.